    As filed with the Securities and Exchange Commission on November 14, 1995

                                                      Registration No. 33-54211
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                                ----------------

                              AMENDMENT NO. 7 TO

                            REGISTRATION STATEMENT
                                 ON FORM S-2
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                ----------------

                             WAXMAN INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)
                                    Delaware
                         (State or other jurisdiction of
                         incorporation or organization)

                                      5074
            (Primary Standard Industrial Classification Code Number)
                                   34-0899894
                     (I.R.S. Employer Identification Number)
                                24460 Aurora Road
                           Bedford Heights, Ohio 44146
                                 (216) 439-1830
               (Address, including zip code, and telephone number,
             including area code, of registrant's principal offices)

                                   ----------
                                  ARMOND WAXMAN
                                24460 Aurora Road
                           Bedford Heights, Ohio 44146
                                 (216) 439-1830
            (Name, address, including zip code, and telephone number,
                   including area code, of agents for service)

                                   ----------
                                   Copies to:
                            SCOTT M. ZIMMERMAN, ESQ.
                    Shereff, Friedman, Hoffman & Goodman, LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 758-9500

                                   ----------

      APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

                                   ----------

                             WAXMAN INDUSTRIES, INC.

                              CROSS REFERENCE SHEET

                    PURSUANT TO ITEM 501(B) OF REGULATION S-K

    ITEM OF FORM S-2                              PROSPECTUS CAPTION OR LOCATION
    ----------------                              ------------------------------
1.  Forepart of the Registration Statement        Outside Front Cover Page of Prospectus
    and Outside Front Cover Page of Prospectus

2.  Inside Front and Outside Back Cover           Available Information; Inside Front Cover and
    Page of Prospectus                            Outside Back Cover Pages of Prospectus

3.  Summary Information, Risk Factors and         Prospectus Summary; Incorporation of Certain
    Ratio of Earnings to Fixed Charges            Information by Reference; Risk Factors.

4.  Use of Proceeds                               Inside Front Cover Page of Prospectus; Prospectus
                                                  Summary; Use of Proceeds

5.  Determination of Offering Price               Not Applicable

6.  Dilution                                      Not Applicable

7.  Selling Security Holders                      Selling Security Holders; Plan of Distribution

8.  Plan of Distribution and Underwriting         Outside Front Cover Page of Prospectus; Plan of
                                                  Distribution

9.  Description of Securities to be Registered    Outside Front Cover Page of Prospectus; Prospectus
                                                  Summary; Description of Warrants; Description of
                                                  Capital Stock

10. Interests of Named Experts and Counsel        Legal Matters

11. Information with Respect to the Registrant    Outside Front Cover Page of Prospectus; Available
                                                  Information; Incorporation of Certain Information by
                                                  Reference; Prospectus Summary; Risk Factors

12. Incorporation of Certain Information by       Available Information; Incorporation of Certain
    Reference                                     Information by Reference

13. Disclosure on Commission Position on
    Indemnification of Securities Act
    Liabilities                                   Not Applicable

SUBJECT TO COMPLETION, DATED NOVEMBER 14, 1995

PROSPECTUS

                             WAXMAN INDUSTRIES, INC.

              2,950,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK 2,950,000 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE

         This Prospectus relates to the offer and sale of 2,950,000 warrants ("Warrants") to purchase shares of common stock, par value $.01 per share (the "Common Stock"), of Waxman Industries, Inc. (the "Company") and the 2,950,000 shares of Common Stock, subject to adjustment, issuable upon exercise of the Warrants. The Warrants and shares of Common Stock referenced above offered hereby are sometimes collectively referred to herein as the "Securities." The Securities will be sold by the holders thereof (the "Selling Security Holders"). See "Selling Security Holders."

         On May 20, 1994, the Company issued Series A 12 3/4% Senior Secured Deferred Coupon Notes Due 2004 having an initial accredited value of $50,000,000 (the "Notes") together with the Warrants in exchange for $50,000,000 aggregate principal amount of the Company's then outstanding 13 3/4% Senior Subordinated Notes due June 1, 1999 (the "Senior Subordinated Notes") pursuant to a private exchange offer (the "Private Exchange Offer") which was a part of a series of interrelated transactions (the "Reorganization"). In addition to the Private Exchange Offer, the components of the Reorganization included (i) the solicitation of the consents of the holders of the Company's 12.25% Fixed Rate Senior Secured Notes due September 1, 1998 and Floating Rate Senior Secured Notes due September 1, 1998 to certain waivers of and the adoption of certain amendments to the indenture governing such Senior Secured Notes, (ii) the establishment of a $55 million revolving credit facility and a $15 million term loan, (iii) the solicitation of the consents of the holders of the Company's Senior Subordinated Notes to certain waivers of and the adoption of certain amendments to the indenture governing the Senior Subordinated Notes and (iv) the repayment of the borrowings under the Company's then existing domestic revolving credit facilities.

         Each Warrant entitles the holder thereof to purchase one share of Common Stock, subject to adjustment in certain circumstances discussed below, at a cash exercise price of $2.45 per share, subject to adjustment in certain circumstances discussed below. The Company would receive all of the proceeds from the exercise of the Warrants. The Warrants are currently exercisable and expire on June 1, 2004. The Warrants were originally issued by the Company in a private placement to certain institutional investors. There is presently no active trading market for the Warrants and there can be no assurance that one will develop. The Common Stock is traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "WAX." On October 5, 1995, the last reported sales price per share of Common Stock, as reported by the NYSE, was $1 3/8.

         The Securities are being offered for the accounts of the Selling Security Holders. See "Selling Security Holders." The offer and sale of the Securities is being registered under the Registration Statement of which this Prospectus forms a part in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement (the "Equity Registration Rights Agreement"), dated as of May 20, 1994, between the Company and The Huntington National Bank, as Warrant Agent (the "Warrant Agent") under the Warrant Agreement dated as of May 20, 1994 between such Warrant Agent and the Company, on behalf of the original purchasers of the Warrants. The Company has agreed to pay all expenses of this offering but will not receive any of the proceeds from the sale of Securities being offered hereby. The aggregate proceeds to the Selling Security Holders from the sale of the Securities will be the purchase price of the Securities sold, less the aggregate underwriting fees, discounts and commissions, if any. See "Plan of Distribution."

         The Selling Security Holders directly, through agents designated from time to time or through dealers or underwriters also to be designated, may sell the Securities from time to time on terms to be determined at the time of sale. To the extent required, the specific Securities to be sold, the names of the Selling Security Holders, the purchase price, the public offering price, the names of any such agents, dealers or underwriters and any applicable commissions or discount with respect to a particular offer will be set forth in an accompanying Prospectus supplement (or, if required, a post-effective amendment to the Registration Statement of which this Prospectus forms a part). The distribution of the Securities of the Selling Security Holders may be effected in one or more transactions that may take place on the NYSE or the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees, commissions or discounts may be paid by the Selling Security Holders in connection with such sales.

         The Selling Security Holders and any broker-dealers, agents or underwriters that participate with the Selling Security Holders in the distribution of the Securities may be deemed to be "Underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any commissions received by them and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution" for indemnification arrangements."

         PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER "RISK FACTORS."

                    -----------------------------------------

         THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SECURITIES HAVE NOT BEEN AND WILL NOT BE QUALIFIED FOR SALE UNDER THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA. THE SECURITIES ARE NOT BEING OFFERED FOR SALE AND MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN CANADA, OR TO ANY RESIDENT THEREOF, IN VIOLATION OF THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA.

         THIS DOCUMENT MAY NOT BE PASSED ON IN THE UNITED KINGDOM TO ANY PERSON UNLESS THAT PERSON IS OF A KIND DESCRIBED IN ARTICLE 9(3) OF THE FINANCIAL SERVICES ACT 1986 (INVESTMENT ADVERTISEMENTS) (EXEMPTIONS) ORDER 1988 OR IS A PERSON TO WHOM THIS DOCUMENT MAY OTHERWISE LAWFULLY BE ISSUED OR PASSED ON.

                        NOTICE TO NEW HAMPSHIRE RESIDENTS

         NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER CHAPTER 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                    -----------------------------------------

                 THE DATE OF THIS PROSPECTUS IS _________, 1995

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Commission. The Registration Statement, as well as such periodic reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's common stock is listed on the NYSE. Reports, proxy statements and other information may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         The Company has filed a Registration Statement on Form S-2 (together with all amendments thereto referred to herein as the "Registration Statement") under the Act, with the Commission covering the securities being offered by this Prospectus. This Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits and schedules thereto which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents referred to are not necessarily complete, and are qualified in all respects by such reference.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


         The Company hereby incorporates by reference in this Prospectus the Company's Annual Report on Form 10-K for its fiscal year ended June 30, 1995 filed with the Commission (File No.0-5888) pursuant to the 1934 Act, as amended by an amendment on Form 10-K/A filed with the Commission on October 11, 1995 and as further amended by an amendment on Form 10-K/A-1 filed with the Commission on November 2, 1995 (the "1995 Annual Report") and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 filed with the Commission on November 14, 1995.

         All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Any person receiving a copy of this Prospectus may obtain without charge, upon request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents. Requests should be directed to Waxman Industries, Inc. 24460 Aurora Road, Bedford Heights, Ohio 44146, Telephone No: (216) 439-1830.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this Prospectus. References in this Prospectus to a particular fiscal year refer to the 12-month period ended on June 30 in that year. Unless the context otherwise indicates, all references to the "Company" are to the continuing operations of Waxman Industries, Inc. and its subsidiaries and divisions and to the business conducted through such subsidiaries and divisions and exclude the operations of Waxman Consumer Products Group Inc. ("Consumer Products"). As a result of the Company's recent determination to sell its Consumer Products business, Consumer Products is reported as a discontinued operation and the consolidated financial statements and financial information incorporated by reference herein have been reclassified to report separately Consumer Products' net assets and results of operations. See "Recent Developments."

                                   THE COMPANY

         The Company believes it is one of the leading suppliers of plumbing products to the repair and remodeling market in the United States. The Company distributes plumbing, electrical and hardware products to over 49,000 customers in the United States, including plumbing and electrical repair and remodeling contractors and independent retailers. The Company's consolidated net sales were $156.0 million in fiscal 1995.

         The Company conducts its business primarily through its wholly-owned subsidiary, Barnett Inc. ("Barnett"). Barnett is a national mail order and telemarketing business which markets an extensive line of over 9,200 plumbing, electrical and hardware products to over 35,000 active customers. Through its nationwide network of warehouses, Barnett provides its customers with a single source for an extensive line of competitively priced quality products. The Company's strategy of being a low-cost supplier is facilitated by its purchase of a significant portion of its products from foreign sources. Based on management's experience and knowledge of the industry, the Company believes that Barnett is the only national competitor in its business. Due to its size, purchasing power and foreign sourcing capabilities, Barnett has a number of distinct competitive advantages including (i) the ability to offer prices generally lower than those of its regional competition, (ii) the ability to offer higher margin private label products which offer customers a low cost alternative to name-brand products, and (iii), in virtually all cases, 24-hour order turnaround. Barnett's marketing strategy is comprised of frequent catalog and promotional mailings, supported by a 24-hour telemarketing operation. Barnett has averaged 15% net sales growth per annum during the period from fiscal 1991 to fiscal 1995 through (i) the enhancement and expansion of its telemarketing operation, (ii) increased market penetration with the expansion of its warehouse network, (iii) the introduction of new product offerings and (iv) the introduction of two additional catalogs, each targeted at a distinct customer base. Barnett's net sales for fiscal 1995 were $109.1 million.

         The Company also has several other smaller operations which are conducted through its other subsidiaries, WOC Inc. ("WOC") and TWI, International, Inc. ("TWI"). WOC includes four operations, the largest of which are U.S. Lock ("U.S. Lock") --a distributor of a full line of security hardware products, and LeRan Copper & Brass ("LeRan") --a supplier of copper tubing, brass fittings and other related products. TWI includes the foreign sourcing operations which support Barnett and WOC as well as Consumer Products. Net sales from these other operations were $46.9 million in fiscal 1995.

                               RECENT DEVELOPMENTS

         In June 1995, William R. Pray was promoted to President and Chief Operating Officer of the Company. In his new positions, Mr. Pray assumed overall responsibility for all of the Company's operations. In addition, Mr. Pray was elected as a director of the Company, filling a newly created seat which resulted from the expansion of Waxman Industries' Board of Directors from five to six members. Mr. Pray has served as president of Barnett since 1987.

         In August 1995, the Company announced that it has decided to sell its Consumer Products business in order to enhance its capital structure and allow the Company to focus on its growing Barnett telemarketing mail order business. Consumer Products markets and distributes approximately 9,400 products to a wide variety of retailers, primarily Do-It-Yourself ("D-I-Y") warehouse home centers, home improvement centers and mass merchandisers such as Builders Square, Home Depot, Kmart, Sears and Wal-Mart. Consumer Products works closely with its customers to develop innovative and comprehensive marketing and merchandising programs designed to maximize profitability, efficiently manage shelf space, reduce inventory levels and maximize floor stock turnover. Consumer Products' net sales were $72.0 million in fiscal 1995. The Company anticipates that the proceeds from any such sale will be used, in part, to retire the Notes thereby eliminating the mandatory sinking fund requirements relating to the Notes which are scheduled to commence in September 1996. The Company retained Merrill Lynch & Co. as its financial advisor in connection with the sale.

         In furtherance of its decision to sell the Consumer Products business, the Company entered into a letter of intent which contemplates the sale of the Consumer Products business, together with certain supporting operations and certain home center accounts now serviced by Barnett, to a group consisting of HIG Capital Management ("HIG") of Miami, Florida along with certain members of Consumer Products' existing management team for an aggregate cash purchase price of $50 million plus other consideration which will give the Company approximately a 25% economic interest in Consumer Products on a going forward basis. The Company expects that it will account for any remaining interest under the cost method as the interest it will retain will not allow it to exercise significant influence over Consumer Products in the future. While the letter of intent has terminated pursuant to its terms, the Company and HIG are currently negotiating the terms of a definitive purchase agreement with resepect to the above-referenced transaction. The Company intends to continue pursuing a sale of Consumer Products in the event the transaction with HIG is not consummated. There can be no assurance that the Company will be able to consummate the sale of Consumer Products prior to September 1, 1996 or as to
the terms and conditions of any such sale so consummated.   In connection with
such sale, the Company intends to repay the portion of its revolving credit facility and term loan which relates to Consumer Products and refinance the remaining balances using proceeds from a new secured credit facility, the terms of which are currently being negotiated. Consumer Products is reported as a discontinued operation and the consolidated financial statements and financial information incorporated by reference herein have been reclassified to report separately Consumer Products' net assets and results of operations. Prior period consolidated financial statements and financial information have been reclassified to conform to the current period presentation. During the fourth quarter of fiscal 1995, the Company recorded a $11.0 million charge which represents the expected loss to be incurred upon completion of the sale of the Consumer Products business. See "Incorporation of Certain Information by Reference" and the 1995 Annual Report for additional information regarding the business, financial condition and results of operations of Consumer
Products.

         In August 1995, the Company named Andrea Luiga to the position of Vice President-Finance and Chief Financial Officer. Ms. Luiga replaced Neal R. Restivo, formerly Senior Vice President and Chief Financial Officer of the Company who submitted his resignation effective September 30, 1995 to pursue another opportunity. Ms. Luiga has been Vice President/Group Controller of Barnett since 1991. Ms. Luiga joined Barnett in March 1988 as Controller.

         As part of its efforts to decrease its leverage and increase its financial flexibility, Waxman USA currently intends to offer to exchange for $48.75 million principal amount of the Company's outstanding 13 3/4% Senior Subordinated Notes due 1999 (the "Senior Subordinated Notes"), a like principal amount of Waxman USA Senior Subordinated Notes due 2001 (the "Exchange Securities') and in connection therewith to solicit consent to certain amendments to the Indenture pursuant to which the Senior Subordinated Notes were issued. Although the terms of the exchange offer have not been finalized, the Company expects that the exchange offer, if consummated, will decrease the Company's cash interest burden and will extend the maturity of the Senior Subordinated Notes exchanged in the exchange offer. It is currently contemplated that the Exchange Securities will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy.

                        BACKGROUND OF EXCHANGE OFFER;
                RECENT SECURITIES OFFERING AND RELATED MATTERS

         On May 20, 1994, the Company issued Series A 12 3/4% Senior Secured Deferred Coupon Notes Due 2004 having an initial accreted value of $50 million (the "Deferred Coupon Notes") together with the Warrants to purchase 2.9 million shares of Common Stock in exchange for $50 million aggregate principal amount of the Company's outstanding 13 3/4% Senior Subordinated Notes due June 1, 1999 (the "Senior Subordinated Notes") pursuant to a private exchange offer (the "Private Exchange Offer") which was a part of a series of interrelated transactions (the "Reorganization"). In addition to the Private Exchange Offer, the components of the Reorganization included (i) the solicitation of the consents of the holders of the Company's Senior Subordinated Notes to certain waivers of and the adoption of certain amendments to the indenture governing the Senior Subordinated Notes (the "Senior Subordinated Consent Solicitation"), (ii) the establishment of a $55 million revolving credit facility (the "Domestic Credit Facility") and a $15 million term loan (the "Domestic Term Loan"; and together with the Domestic Credit Facility, the "Debt Financing"), (iii) the solicitation of the consents of the holders of the Company's 12.25% Fixed Rate Senior Secured Notes due September 1, 1998 and Floating Rate Senior Secured Notes due September 1, 1998 (together, the "Senior Secured Notes") to certain waivers of and the adoption of certain amendments to the indenture governing the Senior Secured Notes (the "12 1/4% Consent Solicitation") and (iv) the repayment of the borrowings under the Company's then existing domestic revolving credit facilities (including $27.6 under the Company's then existing working capital credit facility and $1.2 million under the $5.0 million revolving credit facility of Barnett (the "Barnett Financing")).

         During fiscal 1994, the Company restructured (the "Corporate Restructuring") its domestic operations such that the Company is now a holding company whose only material assets are the capital stock of its subsidiaries. As part of the Corporate Restructuring, the Company formed (a) Waxman USA Inc. ("Waxman USA"), as a holding company for the subsidiaries that comprise and support the Company's domestic operations, (b) Consumer Products, a wholly owned subsidiary of Waxman USA, to own and operate Consumer Products Group Division, and (c) WOC, a wholly owned subsidiary of Waxman USA, to own and operate Waxman USA's domestic subsidiaries, other than Barnett and Consumer Products. On May 20, 1994, the Company completed the Corporate Restructuring by (i) contributing the capital stock of Barnett to Waxman USA, (ii) contributing the assets and liabilities of the Consumer Products Division to Consumer Products, (iii) contributing the assets and liabilities of its Madison Equipment Division to WOC, (iv) contributing the assets and liabilities of its Medal Distributing Division to WOC, (v) merging U.S. Lock and LeRan, each a wholly owned subsidiary of the Company, into WOC, (vi) contributing the capital stock of TWI to Waxman USA and (vii) contributing the capital stock of Western American Manufacturing, Inc. ("WAMI") to TWI.

         As a result of the Corporate Restructuring, the corporate structure of the Company and its subsidiaries is as follows:


--------------------------------------------------------------------------------
                             WAXMAN INDUSTRIES, INC.

--------------------------------------------------------------------------------
                                       |
                     ---------------------------------------

                                 WAXMAN USA INC.

                     ---------------------------------------
                                       |
                                       |
                                       |
          ------------------------------------------------------
          |           |              |                          |
  -------------   ----------   --------           -----------------------
   BARNETT INC.     WAXMAN     WOC INC.           TWI, INTERNATIONAL INC.
                   CONSUMER
                   PRODUCTS
                  GROUP INC.
  -------------   ----------   --------           -----------------------
                                                    |
                                                  ------------
                                                  |           |
                                       -------------        ----------------
                                            TWI,            WESTERN AMERICAN
                                       INTERNATIONAL         MANUFACTURING,
                                        TAIWAN, INC.              INC.
                                       -------------        ----------------
                                                  |           |
                                       -------------        ----------------
                                            CWI             COHART DE MEXICO
                                       INTERNATIONAL            SA DE CV
                                        CHINA, LTD.
                                       -------------        ----------------

----------------------

Each subsidiary depicted above is a wholly owned subsidiary, except for TWI International Taiwan, Inc. and Cohart de Mexico SA de CV, which are 99% owned.

         The Warrants were issued pursuant to exemptions from, or transactions not subject to, the registration requirements of the Act and applicable state securities laws. The Company structured the offering of the Warrants and Notes as a private placement in order to consummate such offering on a more expeditious basis than would have been possible had the offering and sale been registered under the Act. The original purchasers of the Warrants, as a condition to their purchase of the Warrants and Notes, required the Company to enter into the Equity Registration Rights Agreement pursuant to which the Company agreed, among other things, to file promptly a registration statement under the Act to permit such original purchasers to offer and sell under the Act the Warrants and shares of Common Stock issuable upon exercise of the Warrants. The Company prepared and filed the Registration Statement of which this Prospectus forms a part with the Commission pursuant to the Equity Registration Rights Agreement. The original purchasers of the Notes, as a condition to their purchase of the Notes and Warrants, also required the Company to enter into a registration rights agreement pursuant to which the Company agreed, among other things, to promptly commence the Exchange Offer (as defined herein) following the offering of the Notes. The Company prepared and filed a Registration Statement with the Commission pursuant to such registration rights agreement. See "Plan of Distribution."

        See "Selling Security Holders" and "Plan of Distribution" for a discussion of the offering of the Warrants, the agreements referred to above and additional related agreements. See "Description of the Warrants" for a discussion of the terms of the Warrants.

                                  THE OFFERING

Securities Offered ....................   2,950,000 Warrants to purchase shares
                                          of Common Stock. In addition, this
                                          Prospectus relates to the 2,950,000
                                          shares of Common Stock issuable upon
                                          exercise of the Warrants, subject to
                                          adjustment in the event of any
                                          recapitalization, reclassification,
                                          stock dividend, stock split, reverse
                                          stock split, stock issuance below fair
                                          market value or other similar
                                          transaction.

     Warrants

         Underlying Common Stock ......   Each Warrant is exercisable to
                                          purchase one share of Common Stock
                                          subject to adjustment under certain
                                          circumstances. See "Description of
                                          Warrants."

         Exercise Price ...............   $2.45 per share, subject to adjustment
                                          in certain circumstances. See
                                          "Description of Warrants."

         Exercise Period ..............   The Warrants are currently
                                          exercisable. See "Description of
                                          Warrants."

         Expiration Date ..............   The Warrants expire at 5:00 p.m. New
                                          York City time on June 1, 2004.


         Warrant Agent ................   The Huntington National Bank is
                                          serving as Warrant Agent under the
                                          Warrant Agreement.

     Common Stock

         Number of Shares..............   2,950,000 shares, subject to
                                          adjustment in certain circumstances,
                                          of Common Stock issuable upon the
                                          exercise of the Warrants.

         Common Stock Outstanding......   11,712,162 shares as of September 22,
                                          1995 (including 9,497,083 shares of
                                          Common Stock and 2,215,079 shares of
                                          Class B Common Stock).

         NYSE symbol for
         the Common Stock..............   WAX

Proceeds of the Offering...............   All of the proceeds from the sale of
                                          Securities offered hereby will be
                                          received by the Selling Security
                                          Holders. The Company will not receive
                                          any of the proceeds from this
                                          offering.

                                          If all of the 2,950,000 Warrants
                                          offered hereby are exercised at the
                                          initial exercise price of $2.45 per
                                          share, the Company would receive
                                          $7,227,500, which would be added to
                                          the Company's working capital and used
                                          for general corporate purposes.


         For more complete information regarding the Warrants, see "Description of Warrants."

                                  RISK FACTORS

         Prospective purchasers of Securities offered hereby should carefully consider the matters set forth under "Risk Factors," as well as the other information and data included in this Prospectus.

                                  RISK FACTORS

         Prospective purchasers of Securities offered hereby should carefully read the entire Prospectus and, in particular, should consider, among other things, the following risks.

LEVERAGE

        The Company has a high degree of leverage. At June 30, 1995, the outstanding consolidated indebtedness (excluding trade payables and accrued liabilities) of the Company's continuing operations was approximately $201 million. This high degree of leverage may have important consequences, including the following: (i) the ability of the Company to obtain additional financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be required to satisfy debt service obligations;
(iii) the Company may be more highly leveraged than companies with which it competes, which may place it at a competitive disadvantage; and (iv) the Company's high degree of leverage may make it more vulnerable in the event of a downturn in its business and may limit its ability to capitalize on business opportunities. Although the Company believes that its operating cash flow as well as amounts available under the Domestic Credit Facility will be sufficient to fund working capital, capital expenditures and debt service requirements until September 1, 1996, the date upon which the first $17 million sinking fund payment is due under the Company's Senior Secured Notes, the Company's ability to satisfy its obligations will be dependent upon its future performance, which is subject to prevailing economic conditions and financial, business and other factors, including factors beyond the Company's control. Commencing March 1995, the Company has been required to make quarterly principal payments of $1.0 million under its Domestic Term Loan. In addition, the Company is required to make mandatory sinking fund payments of $17.0 million on each of September 1, 1996 and September 1, 1997 with respect to the Senior Secured Notes and a single payment of $8.8 million on June 1, 1998 with respect to the Senior Subordinated Notes. In addition, the Debt Financing matures on May 20, 1997, subject to extension in certain circumstances. The Company currently believes that it must obtain a significant infusion of funds, either through additional debt refinancing transactions or the sale of equity and/or assets before any significant deleveraging can occur. However, there can be no assurances as to the timing or likelihood of such deleveraging. See "Recent Developments" and the 1995 Annual Report for a discussion of the Company's plan to sell Consumer Products and the Company's intention to use the net proceeds therefrom, together with the borrowings under a new credit facility, to retire its $39.2 million of Senior Secured Notes, thereby eliminating the mandatory sinking fund requirements relating to the Senior Secured Notes which are scheduled to commence in September 1996, and to repay a portion of its revolving credit facility and Domestic Term Loan. In addition, cash interest on the Company's Deferred Coupon Notes is payable semi-annually commencing December 1999. There can be no assurance that the Company will be able to pay cash interest on the Deferred Coupon Notes commencing December 1999 or that the Company will be able to refinance the Deferred Coupon Notes at or prior to their maturity.

         To the Company's knowledge, its high degree of leverage has not resulted in the refusal by any of its customers, suppliers or manufacturers to do business with the Company or in the alteration of material terms which have had a material impact on the Company's business.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS -- EMPHASIS OF MATTER PARAGRAPH

        As noted in the report of the Company's independent public accountants on the Company's audited financial statements incorporated by reference herein, the Company is required to make mandatory sinking fund payments of $17.0 million on each of September 1, 1996 and 1997 with respect to its Senior Secured Notes (which are guaranteed by Waxman USA Inc. and secured by a pledge of the capital stock of the Operating Companies) and management's current projections indicate that there will not be sufficient cash flow from operations to fund that obligation. If the Company is not able, prior to September 1, 1996, to enter into a new credit facility and sell Consumer Products for sufficient net cash proceeds together with borrowings under a new credit facility, to retire the Senior Secured Notes and to pay all amounts owing under its Domestic Term Loan, the Company will have to obtain a significant infusion of funds either through an additional debt financing transaction or the sale of equity and/or assets prior to September 1, 1996. There can be no assurance any such transaction or sale will be able to be consummated prior to September 1, 1996 or as to the terms and conditions of any such transaction or sale which may be so consummated. If the Company is not otherwise able to make the September 1, 1996 sinking fund payment, there would be an event of default under the indenture under which the Senior Secured Notes were issued, which event of default could result in the holders of the Senior Secured Notes foreclosing upon the collateral securing the Senior Secured Notes. Such an event of default would also cause an event of default under all of the Company's other outstanding indebtedness as well as under its Domestic Term Loan.
















RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

         The terms and conditions of the instruments evidencing the Debt Financing, as well as other indebtedness of the Company, impose restrictions that affect, among other things, the ability of the Company and/or its subsidiaries to incur debt, pay dividends, make acquisitions, create liens, sell assets and make certain investments. The breach of any of the foregoing covenants would result in a default under the applicable debt instrument permitting the holders of indebtedness outstanding thereunder, subject to applicable grace periods, to accelerate such indebtedness. There can be no assurance that the Company would have sufficient funds to repay or assets to satisfy such obligations.

CONTROL BY PRINCIPAL STOCKHOLDERS; CERTAIN ANTI-TAKEOVER EFFECTS

         Approximately 16.3% (and 12.4%, assuming the exercise of all of the Warrants offered hereby) of the outstanding shares of the Company's common stock, par value $.01 per share, and 80.3% of the outstanding shares of the Company's Class B common stock are held by Melvin and Armond Waxman, brothers and respectively, the Co-Chairmen of the Board and Co-Chief Executive Officers (the "Principal Stockholders"). These holdings represent 61.1% (and 55.9%, assuming the exercise of all of the Warrants offered hereby) of the outstanding voting power of the Company. Consequently, the Principal Stockholders have sufficient voting power to elect the entire Board of Directors of the Company and, in general, to determine the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including any merger, consolidation, sale of all or substantially all of the Company's assets or "going private" transactions, and to prevent or cause a change in control of the Company. In addition, certain provisions in the Company's Certificate of Incorporation, By-laws and debt instruments, including the Change of Control provisions in the Indenture governing the Notes, may be deemed to have the effect of discouraging a third party from pursuing a non-negotiated takeover of the Company and preventing certain changes in control.

DEFICIENCY OF EARNINGS TO FIXED CHARGES

         In fiscal 1995, 1994 and 1993, the Company's earnings were insufficient to cover its fixed charges by $8.5 million, $4.0 million and $14.5 million, respectively. The Company's business strategy, described herein and in the 1995 Annual Report, is designed to capitalize on the growth prospects for Barnett and thereby increase earnings. The Company believes that the successful implementation of its business strategy will enable it to reduce or eliminate the deficiency of earnings to fixed charges. However, there can be no assurances regarding when such deficiencies will be reduced or eliminated or that the deficiencies experienced in the past will not reoccur.


FOREIGN SOURCING

         In fiscal 1995, products manufactured outside of the United States accounted for approximately 19.8% of the total product purchases made by the Company's continuing operations. Foreign sourcing involves a number of risks, including the availability of letters of credit, maintenance of quality standards, work stoppages, transportation delays and interruptions, political and economic disruptions, foreign currency fluctuations, expropriation, nationalization, the imposition of tariffs and import and export controls and changes in governmental policies (including United States' policy toward the foreign country where the products are produced), which could have an adverse effect on the Company's business. The occurrence of certain of these factors would delay or prevent the delivery of goods ordered by the Company's customers, and such delay or inability to meet delivery requirements would have an adverse effect on the Company's results of operations and could have an adverse effect on the Company's relationships with its customers. In addition, the loss of a foreign manufacturer could have a short-term adverse effect on the Company's business until alternative supply arrangements were secured.

RELIANCE ON KEY CUSTOMERS

         For fiscal 1995, Consumer Products' largest customer, Kmart, accounted for approximately 13.5% of the Company's total net sales (including the net sales of its discontinued operations) and 43.6% of the discontinued operations total net sales. During the same period, Consumer Products' ten largest customers accounted for approximately 23.5% of the Company's total net sales (including the net sales of its discontinued operations) and 75.8% of discontinued operations total net sales. The loss of, or a substantial decrease in, the business of one or more of Consumer Products' largest customers could have a material adverse effect on the Company's continuing and discontinued operations and may have an adverse effect on the Company's ability to sell its Consumer Products business. In addition, in recent weeks certain articles in the financial press have questioned the financial condition of Kmart, Consumer Product's largest customer. Continued speculation as to the financial condition of Kmart may have an adverse effect on the Company's ability to sell its Consumer Products business. Furthermore, Kmart has stated that it intends to sell its Builders Square business, which accounted for approximately 24.7% of Consumer Products' net sales in fiscal 1995. There can be no assurance that any purchaser of Builders Square will continue to do business with the Company or to the extent it does continue to do business with the Company, as to the amount, terms or conditions of any sales by such purchaser.

         See "Recent Developments" and the 1995 Annual Report for information regarding the Company's decision to sell Consumer Products.

PROCEEDS OF THE OFFERING

         The Company will not receive any of the proceeds of this offering. All of the proceeds of this offering will be received by the Selling Security Holders.

ABSENCE OF PUBLIC MARKET

         At present, the Warrants are owned by a small number of investors and there is no active trading market for the Warrants. If an active trading market does not develop, purchasers of the Warrants may have difficulty liquidating their investment and the Warrants may not be readily accepted as collateral for loans. Accordingly, no assurances can be given as to the price at which holders of the Warrants will be able to sell the Warrants, if at all.

         The liquidity of and the market prices for the Warrants and Common Stock can be expected to vary with changes in market and economic conditions, the financial condition and prospects of the Company and other factors that generally influence the market prices of securities, including fluctuations in the market for warrants and common stock generally.

POSSIBLE FUTURE SALES OF SHARES BY THE SELLING SECURITY HOLDERS

         Subject to the restrictions described under "Risk Factors -- Shares Eligible for Future Sale" and applicable law, upon the effectiveness of the Registration Statement of which this Prospectus forms a part, the Selling Security Holders could cause the sale of any or all of the Warrants or underlying shares of Common Stock they own. The Selling Security Holders may determine to sell Warrants or the underlying shares of Common Stock from time to time for any reason. Although the Company can make no prediction as to the effect, if any, that sales of Warrants or shares of Common Stock owned by the Selling Security Holders would have on the market price of Common Stock prevailing from time to time, sales of substantial amounts of Warrants or Common Stock, or the availability of such Warrants or shares of Common Stock for sale in the public market, could adversely affect prevailing market prices of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

         As of September 30, 1995, there were 9,497,083 shares of Common Stock outstanding and 2,215,079 shares of Class B Common Stock outstanding (convertible into 2,220,705 shares of Common Stock). To the extent such shares are not held by "affiliates" or otherwise subject to restrictions on resale, including those imposed by Section 16(b) of the Exchange Act, the Warrants, and upon exercise of the Warrants, the shares of Common Stock which are issuable upon exercise of the Warrants and offered hereby are eligible for sale in the public market. Although the Company can make no prediction as to the effect, if any, that sales of the Warrants and shares of Common Stock referred to above would have on the market price of the Common Stock prevailing from time to time, sales of a substantial amount of Warrants or Common Stock, or the availability of such Warrants or shares of Common Stock for sale in the public market could adversely affect prevailing market prices of the Common Stock.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Securities offered hereby, all of which will be received by the Selling Security Holders.

         If all of the 2,950,000 Warrants offered hereby are exercised at the initial exercise price of $2.45 per share, the Company would receive $7,227,500, which would be added to the Company's working capital and used for general corporate purposes.

FIXED CHARGE COVERAGE RATIO

         Fiscal 1993, 1994 and 1995 earnings were insufficient to cover fixed charges by $14.5 million, $4.0 million and $8.5 million, respectively. The Company's business strategy, described herein and in the 1995 Annual Report, is designed to capitalize on the growth prospects for Barnett and thereby increase earnings. The Company believes that the successful implementation of its business strategy will enable it to reduce or eliminate the deficiency of earnings to fixed charges. However, there can be no assurances regarding when such deficiencies will be reduced or eliminated or that the deficiencies experienced in the past will not reoccur.

                            SELLING SECURITY HOLDERS

         The following table sets forth certain information with respect to the Securities beneficially owned and offered hereby by each Selling Security Holder.

    Name                                              Warrants Owned   Warrants Offered
    ----                                              --------------   ----------------
    American Enterprise Life Insurance Company               2,950            2,950
    Citicorp Securities, Inc.                              147,500          147,500
    Colonial High Yield Securities Fund                     59,000           59,000
    Executive Investors High Yield Fund                      5,900            5,900
    First Investors Fund for Income                        103,250          103,250
    First Investors High Yield Fund                        100,300          100,300
    IDS Life Insurance Company                             143,075          143,075
    IDS Life Insurance Company of New York                  10,325           10,325
    Internationale Nederlanden (U.S.) Finance
    Corporation                                            354,000          354,000
    Kemper Diversified Income Fund                         222,607          222,607
    Kemper High Income Trust                                55,106           55,106
    Kemper High Yield Fund                                 800,453          800,453
    Kemper Investors Fund-High Yield Portfolio              52,274           52,274
    Kemper Multi-Market Income Trust                        12,154           12,154
    KML High Yield Investments N.V.                          9,853            9,853
    KML II High Yield Investments N.V.                       9,853            9,853
    MetLife-State Street High Income Fund                  236,000          236,000
    MetLife-State Street Managed Assets                     29,500           29,500
    Metropolitan Life Insurance Co.                         59,000           59,000
    Merrill Lynch Pierce Fenner & Smith Inc.               359,900          359,900
    Northstar High Yield Fund                              118,000          118,000
    T.D. Partners                                           59,000           59,000
                                                         ---------        ---------
           Total                                         2,950,000        2,950,000

---------------

         The Company is registering, on behalf of each Selling Security Holder, the offer and sale of the number of Warrants set forth opposite such Selling Security Holder's name under the column captioned "Warrants Offered" and the same number of shares of Common Stock, subject to adjustment in certain circumstances, issuable upon exercise of the Warrants. As of the date hereof, no Warrants have been exercised to purchase shares of Common Stock.

         Because the Selling Security Holders may offer all or some part of the Securities pursuant to this Prospectus and because this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Securities to be offered for sale by the Selling Security Holders nor the amount of Securities that will be held by the Selling Security Holders upon termination of this offering. See "Plan of Distribution." To the extent required, the specific amount of Securities to be sold by the Selling Security Holders in connection with a particular offer will be set forth in an accompanying Prospectus Supplement.

                           DESCRIPTION OF THE WARRANTS

         The Warrants were issued pursuant to the terms of a Warrant Agreement, dated as of May 20, 1994 (the "Warrant Agreement"), by and between the Company and The Huntington National Bank, as warrant agent (the "Warrant Agent"), on behalf of the original purchasers of the Warrants. The following summary of the material provisions of the Warrant Agreement and the Warrant Certificate attached thereto (the "Warrant Certificate") does not purport to be complete, and where reference is made to particular provisions of the Warrant Agreement or the Warrant Certificate, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Warrant Agreement and Warrant Certificate, which have been filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus forms a part.

         The Warrants are currently exercisable. The Warrants will expire June 1, 2004. Upon exercise, each Warrant entitles the holder to receive one Warrant Share at a cash exercise price of $2.45, subject to adjustment in certain circumstances.

         Holders of the Warrants do not have any of the rights or privileges of the stockholders of the Company, including voting rights to receive dividends, prior to exercise of the Warrants. The Company has reserved out of its authorized but unissued shares a sufficient number of shares of Common Stock for issuance upon exercise of the Warrants. The Common Stock issuable on exercise of the Warrants will be, when issued, fully paid and nonassessable.

ANTI-DILUTION

         The Warrants contain customary anti-dilution provisions, including adjustments in the event of a reclassification, recapitalization, stock dividend, stock split, reverse stock split, stock issuance below fair market value or other similar transaction, and including protections in the event of a transaction in which the Company is not the surviving entity.

METHOD OF EXERCISE

         The Warrants may be exercised by surrendering to the Warrant Agent the Warrant Certificates evidencing such Warrants, with the accompanying form of election to purchase properly completed and executed. Upon surrender of the Warrant Certificates and payment in cash of the exercise price, the Warrant Agent will deliver, or cause to be delivered, to or upon the written order of such holder, certificates representing the Warrant Shares to which such holder is entitled.

         Warrant Certificates will be issued in registered form only and no service charge shall be made for registration of transfer or exchange upon surrender of any Warrant Certificate at the office of the Warrant Agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Warrant Certificates.

AMENDMENT

         From time to time, the Company and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has an adverse effect on the interests of holders or that affects the anti-dilution provisions contained therein shall require the written consent of registered holders of a majority of the then outstanding Warrants. The consent of each holder of an Warrant affected shall be required for any amendment pursuant to which the number of Warrant Shares which could be acquired upon exercise of Warrants would be decreased or the exercise period for the Warrants would be modified in any manner.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 2,000,000 shares of Preferred Stock, $.01 par value, 22,000,000 shares of Common Stock, $.01 par value, and 6,000,000 shares of Class B Common Stock, $.01 par value. As of September 30, 1995, no shares of Preferred Stock, 9,497,083 shares of Common Stock and 2,215,079 shares of Class B Common Stock were issued and outstanding.

COMMON STOCK AND CLASS B COMMON STOCK

         Each share of Common Stock entitles the holder to one vote on all matters submitted to the stockholders, including the election of directors, and each share of Class B Common Stock entitles the holder to ten votes on all such matters. Except as set forth below, all actions submitted to a vote of stockholders are voted on by holders of Common Stock and Class B Common Stock voting together as a single class. The holders of Common Stock and Class B Common Stock vote separately as classes with respect to any amendments to the Company's Certificate of Incorporation that alter or change the powers, preferences or special rights of their respective classes of stock so as to affect them adversely, and with respect to such other matters as may require class votes under the Delaware General Corporation Law.

         Dividends on the Class B Common Stock may not exceed those on the Common Stock. Each share of Common Stock and Class B Common Stock is equal in respect of rights to dividends and other distributions in stock or property of the Company (including distributions upon liquidation of the Company), except that in the case of dividends or other distributions payable on the Common Stock and the Class B Common Stock in shares of such stock, including distributions pursuant to split-ups or divisions of the Common Stock or the Class B Common Stock, only Common Stock will be distributed with respect to Common Stock and only Class B Common Stock will be distributed with respect to Class B Common Stock. In no event will either the Common Stock or the Class B Common Stock be split, divided or combined unless the other is split, divided or combined equally.

         The Class B Common Stock is not transferable by a holder except to or among such holder's spouse, certain of such holder's relatives and certain trusts established for their benefit. The Class B Common Stock is convertible into Common Stock on a share-for-share basis at any time.

         If the number of outstanding shares of Class B Common Stock at any time falls below 250,000 (as adjusted for any stock splits, combinations, stock dividends or further issuances of Class B Common Stock), the outstanding shares of Class B Common Stock will automatically be converted into shares of Common Stock.

         The Class B Common Stock may tend to have an anti-takeover effect. Since voting control of the Company is vested primarily in the holders of the Class B Common Stock, the issuance of the Class B Common Stock could render more difficult, or discourage, a hostile merger proposal, a tender offer or a proxy contest, even if such actions were favored by a majority of the holders of Common Stock. As of June 30, 1995, Melvin Waxman and Armond Waxman beneficially owned an aggregate of approximately 80.3% of the outstanding
Class B Common Stock and 61.1% of the aggregate outstanding voting power of the Company.

         The transfer agent and registrar for the Common Stock and Class B Common Stock is National City Bank, Cleveland, Ohio.

PREFERRED STOCK

         The Preferred Stock may be issued from time to time in one or more series, and the Board of Directors is authorized to fix the dividend rights and terms, any conversion rights, any voting rights, any redemption rights and terms (including sinking fund provisions), the rights in the event of liquidation and any other rights, preferences, privileges and restrictions of any series of Preferred Stock, as well as the number of shares constituting such series and the designation thereof. The Preferred Stock, if issued, will rank senior to the Company Common Stock as to dividends and as to liquidation preference. Holders of Preferred Stock will have no preemptive rights. The issuance of shares of Preferred Stock could have an anti-takeover effect under certain circumstances. The issuance of shares of Preferred Stock could enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer or other business combination transaction directed at the Company by, among other things, placing shares of Preferred Stock with investors who might align themselves with the Board of Directors, issuing new shares to dilute stock ownership of a person or entity seeking control of the Company or creating a class or series of Preferred Stock with voting rights. The issuance of shares of the Preferred Stock as an anti-takeover device might preclude stockholders from taking advantage of a situation which they believed could be favorable to their interests. No shares of Preferred Stock are outstanding, and the Company has no present plans to issue any shares of Preferred Stock.

                              PLAN OF DISTRIBUTION

         Any or all of the Securities may be sold from time to time to purchasers directly by the Selling Security Holders. Alternatively, the Selling Security Holders may from time to time offer the Securities through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of Securities for whom they may act as agents. The Selling Security Holders and any such underwriters, dealers or agents that participate in the distribution of Securities may be deemed to be underwriters under the Act, and any profit on the sale of the Securities by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Act. The Securities may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The distribution of Securities by the Selling Security Holders may be effected in one or more transactions that may take place on the NYSE or the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees, discounts and commissions may be paid by the Selling Security Holders in connection with such sales of securities.

         At the time a particular offer of Securities is made, to the extent required, a supplement to this Prospectus will be distributed (or, if required, a post-effective amendment to the Registration Statement of which this Prospectus is a part will be filed) which will identify the specific Securities being offered and set forth the aggregate amount of Securities being offered, the purchase price and the terms of the offering, including the name or names of the Selling Security Holders and of any underwriters, dealers or agents, the purchase price paid by any underwriter for Securities purchased from the Selling Security Holders, any discounts, commissions and other items constituting compensation from the Selling Security Holders and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. In addition, an underwritten offering will require clearance by the National Association of Securities Dealers, Inc. of the underwriter's compensation arrangements. The Company will not receive any of the proceeds from the sale by the Selling Security Holders of the Securities offered hereby. All of the filing fees and other expenses of this Registration Statement will be borne in full by the Company, other than any underwriting fees, discounts and commissions relating to this offering.

         Pursuant to the Equity Registration Rights Agreement, the Company will use its best efforts to keep the Registration Statement of which this Prospectus forms a part effective under the Act for a period of three years following the initial effective date of such Registration Statement (or such shorter period as permitted under the Equity Registration Rights Agreement) and the Company will pay substantially all of the expenses incident to the offering and sale of the Securities to the public, other than underwriting fees, discounts and commissions. The Equity Registration Rights Agreement provides for cross-indemnification of the Selling Security Holders and the Company, to the extent permitted by law, for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the Securities. The Equity Registration Rights Agreement also provides that in connection with an underwriting offering, the Company will indemnify the underwriters thereof, their officers and directors and each person who controls such underwriters (within the meaning of the Act) to the same extent as provided with respect to the indemnification of the Selling Security Holders signatory to such agreement, except with respect to information provided by such underwriters specifically for inclusion within the appropriate registration statement. The period beginning on the date the Equity Registration Statement is first declared effective by the Commission and ending on the date which is three years after the expiration of the Warrants or, if earlier, the date on which all Warrants and Warrant Shares have been sold pursuant to the Equity Registration Statement or the date three years after all Warrants have been exercised, is referred to as the "Effectiveness Period." In the event that the Equity Registration Statement is not filed or effective by, or continuously effective through, the dates referred to above or prior to the end of the Effectiveness Period, the Commission shall have issued a stop order suspending the effectiveness of the Equity Registration Statement or the prospectus contained in the Equity Registration Statement, as amended or supplemented, shall (x) not contain current information required by the Securities Act and the rules and regulations promulgated thereunder or (y) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company agreed to pay, or cause to be paid, as liquidated damages and not as a penalty, to each holder of a Warrant or Warrant Share, an amount equal to $0.0025 per week per Warrant or Warrant Share, as the case may be, for each week beginning on such date and ending 90 days thereafter. Such liquidated damages shall be increased by $0.0025 per week per Warrant or Warrant Share, as the case may be, at the beginning of each subsequent 90-day period up to a maximum aggregate amount of $0.01 per week per Warrant or Warrant Share, as the case may be. The Company agreed to pay all expenses incident to the Company's performance of or compliance with the Equity Registration Rights Agreement, including the reasonable fees and expenses of counsel to the original purchasers of the Warrants but excluding any underwriting fees, discounts or commissions attributable to the sale of the Warrants or Warrant Shares. Each of the Company and the Warrant Agent, on behalf of the original purchasers of the Warrants, pursuant to the Equity Registration Rights Agreement, agreed to indemnify the other party, its officers, directors and controlling persons in respect of certain liabilities and expenses arising, under certain circumstances, out of any registration of the Securities pursuant to the Equity Registration Rights Agreement.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Securities may not simultaneously engage in market making activities with respect to the Securities for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Securities by the Selling Security Holders.

         In order to comply with certain states' securities laws, if applicable, the Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Securities may not be sold unless the Securities have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

         The Warrants originally issued by the Company in the Private Exchange Offer contained legends as to their restricted transferability. In addition, the certificates for Common Stock issuable upon exercise of the Warrants would contain, legends as to their restricted transferability. Upon the effectiveness of the Registration Statement of which this Prospectus forms a part and the transfer of the Securities pursuant thereto, these legends will no longer be necessary, and accordingly, new certificates representing such Securities will be issued to the transferee without any such legends unless otherwise required by law.

         In addition to sales pursuant to the Registration Statement of which this Prospectus forms a part, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants may be sold in accordance with Rule 144 under the Act.

                                  LEGAL MATTERS

         The legality of the securities covered by this Prospectus has been passed upon by Shereff, Friedman, Hoffman & Goodman, LLP, New York, New York, counsel to the Company.

                                     EXPERTS

         The consolidated financial statements of the Company as of June 30, 1994 and June 30, 1995 and for each of the three years in the period ended June 30, 1995 appearing in the Company's Annual Report and incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting for certain warehousing and catalog costs as discussed in Note 4 to the consolidated financial statements.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE HEREIN, IN CONNECTION WITH THIS OFFER AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THESE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             TABLE OF CONTENTS                              PAGE

Available Information ..................................................       3
Incorporation of Certain Documents by Reference ........................       3
Prospectus Summary .....................................................       4
Risk Factors ...........................................................      10
Use of Proceeds ........................................................      12
Selling Security Holders ...............................................      14
Description of Warrants ................................................      15
Description of Capital Stock ...........................................      16
Plan of Distribution ...................................................      17
Legal Matters ..........................................................      19
Experts ................................................................      19


                             WAXMAN INDUSTRIES, INC.



                                    2,950,000
                                   WARRANTS TO
                              PURCHASE COMMON STOCK


                                    _________

                                    2,950,000
                                    SHARES OF
                                  COMMON STOCK
                            PAR VALUE $.01 PER SHARE


                                 ______________

                                   PROSPECTUS

                                 ______________


                                __________, 1995



                                 ______________

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following expenses incurred in connection with this Registration Statement will be paid by the Company. The Selling Security Holders will not bear any of such expenses.

       Filing Fees - Securities and Exchange Commission                 $  --
       Accounting Fees and Expenses                                       5,000*
       Legal Fees and Expenses                                           15,000*
       Printing Fees and Expenses                                         2,500*
       Miscellaneous Expenses                                             2,500*
                                                                        -------
       Total                                                            $25,000*

*      Estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Certificate of Incorporation of Waxman Industries, Inc. provides that each person who is a party to or involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of Waxman Industries, shall be indemnified and held harmless by Waxman Industries to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss reasonably incurred by such person in connection therewith. The Certificate of Incorporation provides that the right to indemnification contained therein is a contract right and includes the right to be paid by Waxman Industries the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law requires, the payment of such expenses incurred in advance of the final disposition of a proceeding shall be made only upon delivery to Waxman Industries of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified. Waxman Industries maintains directors' and officers' liability insurance covering certain liabilities incurred by the directors and officers of Waxman Industries in connection with the performance of their duties.

ITEM 16.  EXHIBITS

  4.1(1) Indenture, dated as of May 20, 1994, by and between Waxman Industries, Inc. and The Huntington National Bank, as Trustee, with respect to the Senior Secured Deferred Coupon Notes, including the form of Senior Secured Deferred Coupon Notes (Exhibit 4.1 to Waxman Industries, Inc.'s Form S-4 filed June 20, 1994, incorporated herein by reference).

  4.2(1) Warrant Agreement, dated as of May 20, 1994, by and between Waxman Industries, Inc. and The Huntington National Bank, as Warrant Agent (Exhibit 4.2 to Waxman Industries, Inc.'s Form S-4 filed June 20, 1994, incorporated herein by reference).

  4.3(1) Warrant Certificate (Exhibit 4.3 to Waxman Industries, Inc.'s Form S-4 filed June 20, 1994, incorporated herein by reference).

  5.1(1) Opinion of Shereff, Friedman, Hoffman & Goodman, LLP regarding legality (filed as Exhibit 5.1 to this Registration Statement).

  10.1(1) Lease between Waxman Industries, Inc. as Lessee and Aurora Investment Co. as Lessor dated June 30, 1992 (Exhibit 10.1 to Waxman Industries, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-5888, incorporated herein by reference).

  10.2(1) Policy Statement (revised as of June 1, 1980) regarding Waxman Industries, Inc.'s Profit Incentive Plan (Exhibit 10(c)-1 to Waxman Industries, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1984, File No. 0-5888, incorporated herein by reference).

  10.3(1) Employment Contract dated June 18, 1990 between Barnett Inc. and William R. Pray (Exhibit 10.4 to Waxman Industries, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1991, File No. 0-5888, incorporated herein by reference).

  10.4(1) Form of Stock Option Agreement between Waxman Industries, Inc. and its Directors (Exhibit 10.5 to Waxman Industries, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1991, File No. 0-5888, incorporated herein by reference).

  10.5(1) Employment Contract dated January 1, 1992 between Waxman Industries, Inc. and John S. Peters (Exhibit 10.6 to Waxman Industries, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-5888, incorporated herein by reference).
  10.6(1) Employment Agreement dated November 1, 1994 between Waxman Consumer Products Group Inc. and Laurence Waxman. (Exhibit 10.6 to Waxman Industries, Inc.'s Amendment No. 4 on Form S-2 to Form S-1 filed October 10, 1995, Registration No. 33-54211, incorporated herein by reference).
  10.7(1) Tax Sharing Agreement dated May 20, 1994 among Waxman Industries, Inc., Waxman USA, Barnett Inc., Waxman Consumer Products Group Inc., WOC Inc. and Western American Manufacturing, Inc. (Exhibit 10.6 to Waxman Industries, Inc.'s Form S-4 filed June 20, 1994, incorporated herein by reference).

  10.8(1) Intercorporate Agreement dated May 20, 1994 among Waxman Industries, Inc., Waxman USA, Barnett Inc., Waxman Consumer Products Group Inc., WOC Inc. and Western American Manufacturing, Inc. (Exhibit 10.7 to Waxman Industries, Inc.'s Form S-4 filed June 20, 1994, incorporated herein by reference).

  10.9(1) Credit Agreement dated as of May 20, 1994 among Waxman USA, Inc., Barnett Inc., Waxman Consumer Products Group Inc. and WOC Inc., the Lenders and Issuers party thereto and Citicorp USA, Inc. as Agent, and certain exhibits thereto (Exhibit 10.8 to Waxman Industries, Inc.'s Form S-4 filed June 20, 1994, incorporated herein by reference).

  10.10(1) Term Loan Credit Agreement dated as of May 20, 1994 among Waxman USA, Inc., Barnett Inc., Waxman Consumer Products Group Inc. and WOC Inc., the Lenders and Issuers party thereto and Citibank, N.A., as Agent (Exhibit 10.9 to Waxman Industries, Inc.'s Form S-4 filed June 20, 1994, incorporated herein by reference).
  10.11(1) Amendment No. 2 to the Term Loan Agreement and Amendment No. 1 to the Revolving Credit Agreement among Waxman USA, Inc., Barnett
            Inc., Waxman Consumer Products Group Inc. and WOC Inc., the
            Lenders and Issuers party thereto and Citibank, N.A., as Agent (Exhibit 10.11 to Waxman Industries, Inc.'s Amendment No. 4 on Form S-2 to Form S-1 filed October 10, 1995, Registration No. 33-54211, incorporated herein by reference).

  12.1(1) Statement re: computation of ratio (Exhibit 12.1 to Waxman Industries Inc.'s Form S-1 filed July 18, 1995, incorporated herein by reference).

  13.1(1) Waxman Industries, Inc.'s Annual Report on Form 10-K for its fiscal year ended June 30, 1995 File No. 33-5888, (Exhibit 13.1 to Amendment No. 4 on Form S-2 to Form S-1 filed October 10, 1995, Registration No. 33-54211, incorporated herein by reference).


  13.2 Form 10-Q Quarterly Report of Waxman Industries, Inc. for the quarter ended September 30, 1995, File No. 33-5888.

  23.1      Consent of Arthur Andersen LLP.

  23.2(1) Consent of Shereff, Friedman, Hoffman & Goodman, LLP (contained in its opinion filed as Exhibit 5.1 to this Registration Statement).


------------------
(1)         Incorporated herein by reference as indicated.

            (b)    FINANCIAL STATEMENT SCHEDULES

                  All schedules have been omitted because the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements including notes thereto.

ITEM 17. UNDERTAKINGS

         A.      The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i) To include any prospectus required by Section
                 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                 arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with
                 respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
                 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         D. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, Waxman Industries, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio on the 14th day of November, 1995.

                                             WAXMAN INDUSTRIES, INC.

                                             By:/s/ Armond Waxman
                                                --------------------------------
                                                Armond Waxman,
                                                Co-Chairman of the Board and
                                                Co-Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              NAME                                 TITLE                                        DATE


/s/             *                      Co-Chairman of the Board,                           November 14, 1995
-------------------------------        Co-Chief Executive Officer
          Melvin Waxman                and Director


/s/             *                      Co-Chairman, Co-Chief Executive                     November 14, 1995
-------------------------------        Officer and Director
          Armond Waxman

/s/             *                      President, Chief Operating                          November 14, 1995
-------------------------------        Officer and Director
          William R. Pray

/s/             *                      Vice President - Finance, Chief Financial           November 14, 1995
-------------------------------        Officer (Principal Accounting Officer)
          Andrea Luiga


/s/             *                      Director                                            November 14, 1995
-------------------------------
          Samuel J. Krasney

/s/             *                      Director                                            November 14, 1995
-------------------------------
          Irving Z. Friedman

/s/             *                      Director                                            November 14, 1995
-------------------------------
          Judy Robins

* By      /s/ Armond Waxman
         ----------------------
          Armond Waxman
          As Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT NUMBER                   EXHIBIT DESCRIPTION                    SEQUENTIAL PAGE NUMBER
--------------                   -------------------                    ----------------------

   4.1(1) Indenture, dated as of May 20, 1994, by and between Waxman Industries, Inc. and The Huntington
                   National Bank, as Trustee, with respect to the Deferred Coupon Notes, including the form of Deferred Coupon Notes (Exhibit 4.1 to Waxman
                   Industries, Inc.'s Form S-4 filed June 20, 1994, incorporated herein by reference).

  4.2(1) Warrant Agreement, dated as of May 20, 1994, by and between Waxman Industries, Inc. and The
                   Huntington National Bank, as Warrant Agent
                   (Exhibit 4.2 to Waxman Industries, Inc.'s Form S-4 filed June 20, 1994, incorporated herein by reference).

  4.3(1)           Warrant Certificate (Exhibit 4.3 to Waxman
                   Industries, Inc.'s Form S-4 filed June 20, 1994, incorporated herein by reference).

  5.1(1)           Opinion of Shereff, Friedman, Hoffman & Goodman,
                   LLP regarding legality (filed as exhibit 5.1 to this Registration Statement).

 10.1(1) Lease between Waxman Industries, Inc. as Lessee and Aurora Investment Co. as Lessor dated June
                   30, 1992 (Exhibit 10.1 to Waxman Industries,
                   Inc.'s Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-5888, incorporated herein by reference).

 10.2(1) Policy Statement (revised as of June 1, 1980) regarding Waxman Industries, Inc.'s Profit
                   Incentive Plan (Exhibit 10(c)-1 to Waxman
                   Industries, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1984, File No. 0-5888, incorporated herein by reference).

 10.3(1)           Employment Contract dated June 18, 1990 between Barnett Inc.
                   and William

Exhibit Number                   Exhibit Index                          Sequential Page Number
--------------                   -------------                          ----------------------

                   R. Pray (Exhibit 10.4 to Waxman Industries, Inc.'s
                   Annual Report on Form 10-K for the year ended June
                   30, 1991, File No. 0-5888, incorporated herein by reference).

 10.4(1)           Form of Stock Option Agreement between Waxman
                   Industries, Inc. and its Directors (Exhibit 10.5 to
                   Waxman Industries, Inc.'s Annual Report on Form
                   10-K for the year ended June 30, 1991, File No.
                   0-5888, incorporated herein by reference).

 10.5(1)           Employment Contract dated January 1, 1992 between
                   Waxman Industries, Inc. and John S. Peters (Exhibit
                   10.6 to Waxman Industries, Inc.'s Annual Report on
                   Form 10-K for the year ended June 30, 1992, File
                   No. 0-5888, incorporated herein by reference).
 10.6(1)           Employment Agreement dated November 1, 1994 between
                   Waxman Consumer Products Group Inc. and Laurence Waxman
                   (Exhibit 10.6 to Waxman Industries, Inc.'s Amendment No. 4 on Form S-2 to Form S-1 filed October 10, 1995, Registration
                   No. 33-54211, incorporated herein by reference).

 10.7(1)           Tax Sharing Agreement dated May 20, 1994 among
                   Waxman Industries, Waxman USA, Barnett Inc.,
                   Waxman Consumer Products Group Inc., WOC Inc. and
                   Western American Manufacturing, Inc. (Exhibit 10.6 to Waxman Industries, Inc.'s Form S-4 filed June
                   20, 1994, incorporated herein by reference).
 10.8(1)           Intercorporate Agreement dated May 20, 1994 among
                   Waxman Industries, Waxman USA, Barnett Inc.,
                   Waxman Consumer Products Group Inc., WOC Inc. and
                   Western American Manufacturing, Inc. (Exhibit 10.7 to Waxman Industries, Inc.'s Form S-4 filed June
                   20, 1994, incorporated herein by reference).

Exhibit Number                   Exhibit Index                          Sequential Page Number
--------------                   -------------                          ----------------------

 10.9(1)           Credit Agreement dated as of May 20, 1994 among
                   Waxman USA, Inc., Barnett Inc., Waxman Consumer
                   Products Group Inc. and WOC Inc., the Lenders and
                   Issuers party thereto and Citicorp USA, Inc., as Agent, and certain exhibits thereto (Exhibit 10.8 to Waxman Industries, Inc.'s Form S-4 filed June
                   20, 1994, incorporated herein by reference).

 10.10(1) Term Loan Credit Agreement dated as of May 20, 1994 among Waxman USA, Inc., Barnett Inc., Waxman
                   Consumer Products Group, Inc. and WOC Inc., the
                   Lenders and Issuers party thereto and Citibank, N.A., as Agent (Exhibit 10.9 to Waxman Industries,
                   Inc.'s Form S-4 filed June 20, 1994, incorporated herein by reference).
 10.11(1)          Amendment No. 2 to the Term Loan Agreement and Amendment
                   No. 1 to the Revolving Credit Agreement among Waxman USA,
                   Inc., Barnett Inc., Waxman Consumer Products Group Inc. and
                   WOC Inc., the Lenders and Issuers party thereto and Citibank, N.A., as Agent (Exhibit 10.11 to Amendment No. 4 on Form S-2 to Form S-1 filed October 10, 1995, Registration No.
                   33-54211, incorporated herein by reference).

 12.1(1) Statement re: computation of ratios (Exhibit 12.1 to Waxman Industries, Inc.'s Form S-1, filed July
                   18, 1995, incorporated herein by reference).


 13.1(1)           Form 10-K Annual Report of Waxman Industries, Inc.
                   for the year ended June 30, 1995, File No. 33-5888
                   (Exhibit 13.1 to Amendment No. 4 on Form S-2 to Form S-1 filed October 10, 1995, Registration
                   No. 33-54211, incorporated herein by reference).


 13.2              Form 10-Q Quarterly Report of Waxman Industries,
                   Inc. for the quarter ended September 30, 1995, File No. 33-5888

 23.1              Consent of Arthur Andersen LLP.

 23.2(1)           Consent of Shereff, Friedman, Hoffman

Exhibit Number                   Exhibit Index                          Sequential Page Number
--------------                   -------------                          ----------------------

                   & Goodman, LLP (contained in its opinion filed as Exhibit 5.1 to this Registration Statement).


------------------

(1)   Incorporated herein by reference as indicated.